Exhibit 99.1

ASPEN EXPLORATION CORPORATION 2050 S. Oneida St., Ste. 208 Denver, CO 80224-2426 Telephone: (303) 639-9860 Fax: (303) 639-9863 Email: aecorp2@qwestoffice.net Web Site: www.aspenexploration.com

NEWS RELEASE

ASPEN EXPLORATION TO OPEN DATA ROOM

FOR IMMEDIATE RELEASE:

DENVER, COLORADO, September 4, 2008. Aspen Exploration Corporation (OTCBB: ASPN.OB), with offices in Bakersfield, California and Denver, Colorado, announced that Aspen’s board of directors has decided to investigate strategic alternatives for Aspen, including the possibility of selling Aspen’s assets or considering another appropriate merger or acquisition transaction for several reasons, including:

  the disproportionate cost of Aspen’s general and administrative expenditures required as a result of compliance with the Securities Exchange Act of 1934, as amended (including the requirements of the Sarbanes-Oxley Act of 2002) when compared to Aspen’s revenues and net income;
  the board of directors’ belief that the market price of Aspen common stock does not adequately reflect the inherent value of Aspen’s producing oil and gas assets and undeveloped acreage, and thus the board of directors does not believe that a transaction based on the value of Aspen’s common stock would be in the best interest of Aspen’s shareholders; and
  the likelihood that Aspen’s president will be unable to resume his former role and responsibilities and oversee Aspen’s day-to-day operations due to the effects of the stroke he suffered in January 2008;

Aspen plans to open a data room in Santa Barbara, California, at which persons interested in acquiring Aspen’s assets or Aspen itself will be able to review a significant amount of information about Aspen and its properties. Aspen has retained Brian Wolf, a California-licensed mineral, oil and gas broker and consulting geologist, to assemble and operate the data room for Aspen.

Persons who want to review the information in the data room must 1) demonstrate that it has a bona fide interest in exploring an asset acquisition or other business combination with Aspen; 2) must demonstrate adequate financial capability to do so; and 3) must enter into a mutual non-disclosure agreement. The data room is being operated by Brian Wolf, CPG #9541, California Mineral, Oil and Gas Broker License #997428, owner of Brian Wolf Oil & Gas Properties, who can be reached at (805) 686-5622, to schedule a data room appointment.

* * * M O R E * * *

Aspen has not received any offer from any person for an asset acquisition, merger, or other business combination. Aspen cannot offer any assurance that it will receive an acceptable offer from anyperson for an asset acquisition, merger, or other business combination. Further, Aspen may later determine that it is in the best interest of its shareholders to investigate other forms of business alternatives or to continue and expand existing business operations with existing or new management. In the meantime, Aspen will continue to carry on its business operations in the normal course.

For more information, contact R. V. Bailey, CEO, in Aspen’s Denver office at 303-639-9860. Aspen invites interested parties to visit Aspen’s web site at www.aspenexploration.com and be sure to register in the contact box for updated news releases and other information.

* * * END * * * DISCLAIMER

This news release contains information that is “forward-looking” in that it describes events and conditions, which Aspen Exploration Corporation (“Aspen”) reasonably expects to occur in the future. Expectations for the future performance of the business of Aspen are dependent upon a number of factors, and there can be no assurance that Aspen will achieve the results as contemplated herein and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms “may,” “expects to,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject toa varietyof risks, which are beyond Aspen’s ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein and in Aspen’s annual report on Form 10-KSB, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.